Exhibit 10.1

The material marked by asterisks within brackets ([**]) on pages 1, 2, and 5 of this document has been omitted pursuant to a request for confidential treatment from the Commission in accordance with 17 C.F.R. § 240.24b-2.

CONFIDENTIAL

July 11, 2011

VIA HAND DELIVERY

Christopher Heckman

[**]

Dear Christopher,

This Agreement and General Release (the “Agreement and Release”) sets forth the terms of your retirement and the end of your employment with Investment Technology Group, Inc. (“ITG” or the “Company”) effective August 1, 2011 (the “Retirement Date”) upon the mutual agreement between you and the Company.

In addition to the payments and benefits detailed below, you will receive: (i) a final paycheck which will include a payment for all unpaid base salary you have earned through the Retirement Date, less any applicable deductions and withholdings; and (ii) a payment for the value of your accrued but unused vacation, less any applicable deductions and withholdings.  Although your medical coverage will end on the last day of the month in which your employment ends, you will be eligible to continue that coverage at your expense pursuant to the provisions of the law known as COBRA.  We will send you a separate notice detailing your rights under COBRA and if you have any questions about that notice, please contact Human Resources at [**]. All other benefits, including life insurance, short and long-term disability, will cease upon the Retirement Date.  If you are a participant in the Investment Technology Group, Inc. 401(K) Plan, you will cease to participate in that plan as of the Retirement Date. A contribution to the 401(K) plan (based on the historical amount you have elected to contribute to such plan) will be deducted from your final paycheck.

1.                                      Additional Payments/Benefits for Signing This Agreement and Release.  In exchange for entering into, and complying with your obligations under this Agreement and Release, ITG will provide you with the additional payments and benefits described below following the Effective Date (as defined below) of this Agreement and Release.  The payments and benefits in Sections 1(a), (b) and (c) below shall become available in accordance with the terms set forth in those Sections, provided that you have complied with all of your obligations and the terms of this Agreement and Release.

(a)                                  Payments.  You will receive payment in the aggregate amount of $2,187,500 which will be paid in twelve monthly installments (the “Payments”).  These Payments shall commence as soon as administratively possible (generally within sixty (60) calendar days) following the Retirement Date, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions.

(b)                                 COBRA Premium Payments.  If you timely elect to continue group health coverage under COBRA, ITG will cover the cost for the first 12 month(s) of your COBRA coverage.  Upon completion of the twelfth month of COBRA coverage, ITG will cease contributing towards the cost of the COBRA premium on your behalf.  Thereafter, you will be responsible for the full cost of any further COBRA coverage.  Notwithstanding the foregoing, in the event you become eligible for healthcare coverage through subsequent employment, ITG’s obligation to cover the cost for your COBRA premium on your behalf will cease as of the date of such eligibility and you will be responsible for the full cost of any COBRA coverage that is incurred by ITG after the date of such subsequent eligibility for healthcare coverage. You must immediately notify ITG of such eligibility by contacting Human Resources at [**] or via email to [**] as soon as you become aware of such eligibility.

(c)                                  Continued Vesting and Payment of EDA Program Award(s).  Subject to your compliance with the covenants in Section 4 below, you will continue to vest in all Basic Units, as defined in the Equity Deferral Award Program Subplan (the “EDA Subplan”)  and Matching Units, as defined in the EDA Subplan, awarded to you pursuant to the grant notices dated March 13, 2009, February 23, 2010 and February 23, 2011 (including any KEEP awards granted on such dates) under Investment Technology Group, Inc.’s EDA Subplan, as if you continued in employment with the Company on each applicable vesting date set forth in the grant notices, and the Basic Units and Matching Units will be settled on the schedule set forth in Section 7(a)(i) and (ii) of the EDA Subplan; provided that if (i) a change in control occurs prior to the applicable settlement date and the change in control transaction constitutes a “change in control event” within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) you incur a Disability (as defined in the EDA Subplan) or die prior to the applicable settlement date, in either case, any remaining Basic Units and Matching Units that have not yet vested and been settled shall be settled within thirty (30) days following the date of the change in control, or within sixty (60) days of your Disability or death, as applicable.  If a change in control occurs and the change in control transaction is not a “change in control event” within the meaning of such term under section 409A of the Code, any remaining Basic Units and Matching Units that have not yet been settled will not be settled upon the change in control but will continue to be settled according to the schedule set forth in Section 7(a)(i) and (ii) of the EDA Subplan.  In no event will you, directly or indirectly, designate the calendar year of settlement.

2.                                      What You and ITG Are Agreeing to Release.

(a)                        Except as set forth in Section 3 below, which identifies claims expressly excluded from this release, in consideration for the additional payments and benefits set forth in Section 1, you hereby release ITG and Releasees (as defined below) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages,  each to the extent legally capable of being waived, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement and Release, arising out of or relating in any way to your employment relationship with the Company or other associations with the Company or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to the following federal laws and, as applicable, the laws of the state and/or city in which you are or have been employed: the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”),  Older Workers’ Benefits Protection Act,  the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act of 1993 (29 U.S.C. Section 2601, et seq.) (“FMLA”), the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, and, as may be applicable, the New York State Human Rights Law, New York State Constitution, New York Labor Law, New York Civil Rights Law, New York City Human Rights Law, New York Executive Law, Illinois Human Rights Act, Illinois Equal Pay Laws, Illinois Whistleblower Protection Act, Illinois Wage Payment and Collection Law,  Massachusetts Fair Employment Practices Act, Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, Massachusetts Privacy Statute, Massachusetts Payment of Wages Laws and any similar law of any other state or governmental entity.

(b)                       The Company waives, releases and forever discharges you and your heirs from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, each to the extent legally capable of being waived, or any right to any monetary recovery, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which it now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to it, from the beginning of time until the date of execution of this Agreement and Release, arising out of or relating in any way to your employment relationship with ITG and Releasees or other associations with the Company or ITG and Releasees or any termination thereof.  Notwithstanding the generality of the foregoing: the parties agree and acknowledge that the Company does not waive, release or discharge you from (i) any misrepresentation, (ii) any claim or right arising out of or relating to any act or intentional omission by you constituting willful misconduct, fraud or criminal activity, or a violation of the rules and/or regulations of any regulatory agency or self-regulatory organization; (iii) any claim or right the Company may have under this Agreement and Release; and (iv) any claims or right that may arise after the execution of this Agreement and Release.

(c)                        You agree that your employment and contractual relationship, if any, with ITG and Releasees ceases as of the Retirement Date.

(d)                       You hereby acknowledge and agree that, upon receiving the payments set forth above, you will have received all amounts due from the Company through the Retirement Date including, but not limited to, the following: (i) all wages, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, and (ii) reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(e)                        For purposes of this Agreement and Release, the term “ITG and Releasees” includes ITG and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and other related companies, and their respective current and former officers, directors, shareholders, owners, representatives, agents and employees, in their official and individual capacities, jointly and individually.

3.                                      What You Are Not Releasing.  The only claims that you are not waiving and releasing under this Agreement and Release are claims you may have for: (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in ITG-sponsored group health benefit plans, at your full expense, under the federal law known as “COBRA” and/or under any applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your Retirement Date pursuant to the terms of an ITG-sponsored benefit plan; (4) any claim not waivable by law; (5) any claim or right that may arise after the date you execute this Agreement and Release; and (6) any claim or right you may have under this Agreement and Release.

4.                                      Protecting ITG’s Rights.

(a)                                  Return of Company Property.  By signing below, you represent and warrant that you have returned and/or agree to immediately return to the Company any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials and any and all Company property and equipment, including, but not limited to, computers and modems you have in your possession or under your control belonging to ITG or Releasees and containing confidential or proprietary information concerning ITG or Releasees or their customers or operations.  You also represent and warrant that you have returned, or immediately shall return,  your Company keys, credit cards, etc., to the Company.  By signing this Agreement and Release, you confirm that you have not retained in your possession or under your control any of the documents or materials described in this section.

(b)                                  Confidentiality.  You further agree that during the course of your employment with ITG, you have had access to trade secrets, patents, copyrighted materials, proprietary computer software and programs, and other confidential and proprietary information and materials of or about ITG and Releasees and their operations and customers (the “Confidential and Proprietary Information and Materials”).  Such Confidential and Proprietary Information and Materials shall include, without limitation, (i) marketing and business plans, data and strategies, (ii) existing and new or envisioned financial, investment and trading plans, strategies, products and data, (iii) financial, investment and trading data, strategies, programs and methods, (iv) lists of actual or prospective customers and customer contracts, (v) Company books and records, and (vi) information and materials developed from the foregoing information and materials, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage.  Unless you shall first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise solicit or procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any Confidential and Proprietary Information and Materials, including any Confidential and Proprietary Information and Materials of which you became aware or informed during your employment with the Company, whether such information is in your memory or embodied in writing or other form.  Such Confidential and Proprietary Information and Materials are and shall continue to be the exclusive proprietary property of ITG and Releasees.

(c)                                  Non-Disparagement.  Except as expressly provided for in Section 5, you will not make any Disparaging (as defined herein) remarks, comments or statements, whether written or oral, to any third party about the Company.  The Company agrees that all employees of the Company who are aware of the existence of this Agreement and Release, will not make any Disparaging remarks, comments or statements, whether written or oral, to any third party about you.  “Disparaging” remarks, comments or statements are those that, directly or indirectly, impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  In response to inquiries from third parties, you shall state only that you separated from the Company on mutually acceptable terms.

(d)                                  Non-Solicitation.  You will not, for the period of time from the Retirement Date to the date on which all of the Basic Units and Matching Units granted to you pursuant to the

EDA Subplan are settled in accordance with Section 1(c) above (the “Non-Solicitation Period”), directly or indirectly:

(i)                  solicit, recruit, hire, or participate in the solicitation, recruitment, or hiring of any employee, contractor or consultant of ITG employed or retained by ITG at any time during the twelve (12) month period prior to the Retirement Date and/or at any time during the Non-Solicitation Period; or

(ii)   through the use of ITG trade secrets and confidential information, solicit, recruit, canvas the trade or patronage of, or sell to: (a) any former or existing client of ITG for which you directly or indirectly provided services to, or had significant responsibility for, at any time during the two (2) years prior to the Retirement Date, or any client about whom you obtained confidential or proprietary information through your employment with ITG; (b) any person or entity that becomes a client of ITG during the nine (9) months following the Retirement Date, and for which you materially contributed to a proposal to provide services at any time during the two (2) years prior to the Retirement Date; and/or (c) any prospective client with whom you had any substantive contact during your employment with ITG concerning the provision to such person or entity of ITG’s products or services, or any person or entity the identity of whom you learned by virtue of your prior employment with ITG.

For the avoidance of doubt, the parties agree and acknowledge that the restrictions set forth in Section 4(d)(ii) above, and the corresponding provisions in Section 3(ii) of ITG’s Notice and Non-Solicitation Policy, shall only apply to the solicitation or recruitment of the clients of ITG and its affiliates which involves the use of ITG trade secrets and confidential information.

(e)                                  Garden Leave and Non-Competition.   You agree that for a period of three (3) months following the Retirement Date, you will be on garden leave and will not in any manner, directly or indirectly, engage or participate in, any business, entity or endeavor other than civic or charitable activities.  For the period beginning on the first day of the fourth (4) month following your Retirement Date through the twelve (12) month anniversary of the Retirement Date, you will not in any manner, directly or indirectly, engage, participate or be interested in any business, entity or endeavor with [**].  You will be deemed to be directly or indirectly engaged or participating in, a business, entity or endeavor with [**] if you are a principal, agent, stockholder (or other proprietary or financial interest holder), director, officer, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, consultant or otherwise.

(f)                                    Confidentiality of this Agreement.  You will maintain the confidentiality of and not disclose the terms and conditions of this Agreement and Release to any third parties, other than your attorneys and/or accountants, and you will instruct each of the foregoing not to disclose the same.  Any person to whom this Agreement and Release is disclosed will be advised of and agree to abide by the terms of your confidentiality obligations hereunder.

(g)                                 Non-Publication.  You also agree that, unless you have prior written authorization from the Company, you will not disclose or allow disclosure of any information about the Company or its present or former clients, executives or other employees, or legal matters involving the Company and resolution thereof, or any aspects of your employment with or termination from employment with the Company, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape,  television or other broadcasts, audio tape, electronic/Internet format or any other medium.  You further agree that you will not use or take any action likely to result in the use of any of the Company’s names or any abbreviation thereof in connection with any publication to the general public in any medium.

(h)                                 Remedies.  You acknowledge and agree that the restrictions and agreements contained in Sections 4(a) through 4(g) in view of the nature of the business in which ITG and Releasees are engaged, are reasonable, necessary and in the Company’s best interests in order to protect the legitimate interests of ITG and Releasees, and that any violation thereof shall be deemed to be a material breach of this agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to application for temporary, preliminary, and permanent injunctive relief as well as damages, an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event either party brings an action to redress a violation of Sections 4(a) through 4(g), the prevailing party in any claims in such action shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.

(i)                          Cooperation.    You agree, upon reasonable notice from the Company, to provide truthful and reasonable cooperation, including but not limited to your appearance at interviews with the Company’s counsel, (i) in connection with the defense of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity concerning or related to any matter that arises out of or concerns events or occurrences during your employment with the Company, and (ii) concerning requests for information about the business of the Company or its affiliates or your involvement or participation therein.  The Company will reimburse you for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

5.                                      Permitted Conduct.  Nothing in this Agreement and Release shall prohibit or restrict you, ITG and Releasees, or either party’s respective attorneys, from their or your right to: (i) make any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement and Release, or as required by law or legal process; or (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to the Company’s Legal Department, or any self-regulatory organization, governmental agency or legislative body, including the Equal Employment Opportunity Commission (“EEOC”), provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.  You acknowledge and agree, however, that, except as prohibited by law, should you or any person, organization, or entity file, charge, claim, sue, or cause or permit to be filed any action, investigation, or proceeding arising out of or related to your employment or termination of employment with the Company, pursuant to Section 2(a), you waive any right to any personal or monetary relief in any such action, investigation, or legal proceeding. To the extent you receive any personal or monetary relief the Company will be entitled to an offset for the payments made under Section 1 of this Agreement and Release to the extent determined by the Court and to the maximum extent permitted by law.

6.                                      Timeline for Considering, Signing and Returning this Agreement and Release.  Pursuant to the Older Workers Benefit Protection Act, you shall have at least forty-five (45) calendar days after the date you received this Agreement and Release within which to review and consider it, to discuss it with an attorney of your choosing, and to decide whether or not to sign it.  If you elect to sign this Agreement and Release, the executed Agreement and Release must be returned to ITG Inc., Human Resources at 380 Madison Avenue, New York, NY 10017 on or before the end of the day on August 26, 2011. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.  This Agreement and Release, should you choose to accept it, must be signed no later than August 26, 2011.

Once you have signed this Agreement and Release, you will then be permitted to revoke this Agreement and Release at any time during the period of seven (7) days following its execution by delivering to ITG Inc., at the address indicated above, a written notice of revocation.

If you wish to revoke this Agreement and Release, the notice of revocation must be received by ITG no later than the eighth day following your execution of this Agreement and Release.  If the seventh day referenced above falls on a Saturday, Sunday, or holiday, the 7-day time limit shall be extended to the next business day.  This Agreement and Release will not be effective or enforceable, and no benefits shall be provided hereunder, unless and until ITG has received your signed Agreement and Release by the end of the day on August 26, 2011 as described above and the seven day revocation period has expired without your having exercised your right of revocation (the “Effective Date”).

The Company hereby advises you to consult with an attorney prior to signing the Agreement and Release.

Your Payments shall commence as soon as administratively possible (generally within sixty (60) calendar days) following the Retirement Date, provided that you have complied with all of your obligations and the terms of this Agreement and Release.

ITG reserves the right after receiving your signed Agreement and Release to reject it in the event it is untimely, if it is modified by you, or in the event that you engage in misconduct prior to the Effective Date.  In the event the Agreement and Release is rejected or not accepted by ITG, it will be void and unenforceable.

7.                                      Miscellaneous.

(a)                                  This Agreement and Release shall inure to the benefit of and shall be binding upon (i) ITG and Releasees, its successors and assigns, and any company with which ITG may merge or consolidate or to which ITG may sell substantially all of its assets and (ii) you and your executors, administrators, heirs and legal representatives.

(b)                                 Nothing about the fact or content of this Agreement and Release shall be considered to be or treated by you as an admission of any wrongdoing, liability, or violation of law by ITG.

(c)                                  This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State in which you are employed as of your Retirement Date, without regard to conflicts of law principles.

(d)                                 This Agreement and Release is intended to comply with the applicable requirements of section 409A of the Code or an applicable exception thereto and will be interpreted to avoid any penalty sanctions under section 409A of the Code.  Each payment made under this Agreement and Release will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  In no event will you, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Agreement and Release will be made or provided in accordance with the requirements of section 409A of the Code.  Notwithstanding any provision of this Agreement and Release to the contrary, if at the time of your “separation from service” (within the meaning of such term under section 409A of the Code) you are a “specified employee” of the Company (as determined by the Company in accordance with section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement and Release to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid or provided in accordance with an applicable exception under section 409A of the Code(including the short term deferral and separation pay plan exceptions), until the first payroll date that occurs after the date that is six (6) months following your separation of service with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6)

months following your “separation of service” with the Company.  If you die during the postponement period prior to the payment of postponed amount, the postponed amounts will be paid to the personal representative of your estate within sixty (60) days after the date of your death.  Notwithstanding any provision of this Agreement to the contrary, in no event will the timing of your execution of this Agreement and Release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment will be made in the later taxable year.

(e)                                  You are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this Agreement and Release, and neither ITG nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code.  To the extent required, ITG will withhold any applicable taxes from any amount payable to you under this Agreement and Release.

8.                                      Specific Enforcement.  The parties agree that this Agreement and Release may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release.

9.                                      Judicial Interpretation/Modification; Severability.  In the event that any one or more provisions (or portion thereof) of this Agreement and Release is held to be invalid, unlawful or unenforceable for any reason, the invalid unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company and Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Employee in entering into this Agreement and Release.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement and Release (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement and Release.

10.                               Complete Agreement.  Except for any promissory note(s) or other debt obligation(s) you may owe to the Company as of the Effective Date, the terms of any other confidentiality obligation to ITG or Releasees, and the ITG Notice and Non-Solicitation Policy in effect as of the date hereof, this Agreement and Release cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in law) between you and the Company regarding all of the subjects covered by this Agreement and Release.  Except as set forth in the immediately preceding sentence, this Agreement and Release is the full, complete and exclusive agreement between you and the Company regarding the subjects covered by this Agreement and Release, and neither you nor the Company is relying on any representation or promise, whether oral or in writing, that is not expressly stated in this Agreement and Release.

11.                               Changes to Agreement.  This Agreement and Release cannot be changed except by another written agreement that is dated and is signed by you and by the Company’s General Counsel or his designee.

12.                               Acknowledgment.  By signing this Agreement and Release, you certify that you have read the terms of this Agreement and Release, and that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement.

(a)                                  You acknowledge and agree that, pursuant to Section 2(a) above, by signing this Agreement and Release, you waive and release any and all claims you may have or have had against ITG and Releasees.

(b)                                 ITG hereby advises you to consult with counsel of your choice prior to executing this Agreement and Release.

(c)                                  You also acknowledge that you have been given a reasonable and sufficient period of time of not less than forty-five (45) days in which to consider and return this Agreement and Release, and that, once you have signed the Agreement and Release, you will then be permitted to revoke this Agreement and Release at any time during the period of seven (7) days following its execution by delivering to ITG a written notice of revocation, as described in Section 6, above.

(d)                                 In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and Release exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(e)                                  You hereby resign from all positions with the Company and its subsidiaries, including your positions as Managing Director, and as an officer of the applicable subsidiaries of the Company, and a member of the applicable boards of directors of the Company’s subsidiaries on which you served and any committee(s) thereof.  You agree to promptly execute any documents necessary to effectuate such resignations.

(f)                                    If the foregoing conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and Release and returning it to the Company as per the instructions in Section 6 above.  In the event you fail to execute and return this Agreement and Release on a timely basis, or you execute and then elect to revoke this Agreement and Release, this Agreement and Release will be of no further force and effect, and neither you nor the Company will have any further rights or obligations hereunder.

Sincerely,

Investment Technology Group, Inc.

By:	/s/ Peter Goldstein
Peter Goldstein
Managing Director
Global Head of Human Resources

You acknowledge that you are signing this Agreement and Release knowingly and voluntarily and that the Company has provided you with a reasonable opportunity to review and consider this Agreement and Release.

Dated:	August 1, 2011	/s/ Christopher Heckman
Christopher Heckman